UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Hillenbrand, Inc.

(Name of Registrant as Specified In Its Charter)

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Hillenbrand, Inc. sent the following letter to certain of its shareholders beginning on February 18, 2010.
February 18, 2010
Dear                     :
Your proxy for our February 24 Annual Meeting instructs us to WITHHOLD the vote of your shares in connection with the election of three of our incumbent directors to our Board. We assume that your instruction was given as the result of a recommendation made by RiskMetrics Group (“RMG”) to withhold your vote with respect to those three directors.
RMG based its recommendation on the mistaken belief that we are providing certain lifetime benefits to one of our former executives, a pay practice that RMG considers problematic. The three directors as to whom a WITHHOLD was recommended are on our Compensation Committee, and RMG assumed that that Committee had approved the payment of the benefits in question.
RMG simply does not have the facts straight. We are not currently providing lifetime benefits to one of our former executives, nor have we done so in the past, nor do we have any obligations to do so in the future. We are contractually obligated to provide certain lifetime benefits to a retired executive of our former parent corporation, who is now one of our directors, but that is not something that we have elected to do or over which we have any discretion, nor does the payment of those benefits reflect our current pay practices in any regard.
In 2000, nearly eight years before our company was spun off from our former parent corporation, Gus Hillenbrand retired as the CEO of our former parent. In connection with his retirement, our former parent corporation contractually obligated itself to provide certain benefits to Mr. Hillenbrand for the remainder of his lifetime. Then in 2008, we were spun off from our former parent as a separate public company. In connection with that transaction, we had to assume various liabilities of our former parent, one of which was its contractual obligation to Mr. Hillenbrand made back in 2000.
Gus Hillenbrand is now one of our directors, but he has never been an executive of our company, and we are not providing him any benefits in consideration of past services to us as RMG has assumed. We have no choice or discretion in the matter—we are simply honoring a contract made by our former parent that we were required to assume. Because he is a director, however, we have been advised by legal counsel that we must disclose in our proxy the payments made to him under that contract.
We believe that RMG’s WITHHOLD recommendation is completely unwarranted and makes absolutely no sense. We have asked them to correct the erroneous information that they have reported as to our current pay practices, but we obviously cannot control what they do or say. We respectfully ask you to reconsider your vote on this matter.

In the meantime please do not hesitate to call me or our general counsel, John Zerkle (812-931-3832), with any questions or concerns.
Very truly yours,
HILLENBRAND, INC.
Mark R. Lanning
Vice President, Investor Relations
and Treasurer